                                   EXHIBIT 11

                              VORNADO REALTY TRUST

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS




                                                 FOR THE THREE MONTHS ENDED              FOR THE NINE MONTHS ENDED
                                              --------------------------------        ------------------------------
                                            SEPTEMBER 30,        SEPTEMBER 30,      SEPTEMBER 30,       SEPTEMBER 30,
                                                 1995                1994                1995               1994
                                           --------------        -------------      -------------       -------------
Weighted average number of shares
 outstanding                                 24,238,937           21,624,824         23,089,836          21,624,763

Common share equivalents for
  options after applying treasury
  stock method                                  183,095              243,349            175,597             243,566
                                             ----------           ----------         ----------          ----------

Weighted Average Number of Shares
  and Common Share Equivalents
  Outstanding                                24,422,032           21,868,173         23,265,433          21,868,329
                                             ==========           ==========         ==========          ==========


Net Income                                  $13,567,000          $10,530,000        $38,589,000         $30,748,000
                                            ===========          ===========        ===========         ===========

Net Income Per Share                              $ .56                $ .48              $1.66               $1.41
                                             ==========           ==========         ==========          ==========





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